Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: October 28, 2004
CONTACT:  Paul Frenkiel


                REPUBLIC FIRST BANCORP ANNOUNCES CONSIDERATION OF
                PROPOSED PLAN TO SPIN-OFF FIRST BANK OF DELAWARE



Philadelphia, PA, October 28, 2004 - Republic First Bancorp, Inc. (the "Company") (Nasdaq: FRBK) today announced that its Board of Directors is considering a plan to divide the corporation into two separate public companies, serving two distinct geographic and product markets in Delaware and Pennsylvania. This plan would be consummated by spinning off the Company's wholly owned subsidiary, First Bank of Delaware ("First Bank") to existing shareholders through a tax-free dividend.

"Both the management and the Board of Directors of the Company have been exploring and evaluating various strategic alternatives for providing superior returns and value to shareholders. Based on these analyses, we concluded that separating the principal subsidiaries along geographic lines was the preferred way to fully unlock the true value of the company," said Harry Madonna, Chief Executive Officer of the Company.

If the spin-off were to occur, it is contemplated that shareholders will receive shares of common stock in First Bank relative to their share ownership in the Company. Holders of Company common stock will continue to own their proportionate share of the Company. It is anticipated that shares of First Bank would trade on the Pink Sheets if the spin-off is consummated.

Under the plan, First Bank will maintain its headquarters located in Wilmington, Delaware. First Bank will have total assets of approximately $50 million and 2 full-service banking offices located throughout Delaware.

The remaining segments of the Company would continue to operate as Republic First Bank, its Pennsylvania subsidiary, with headquarters to be located in Philadelphia, Pennsylvania. Republic First Bank, would have total assets of approximately $650 million and operate 9 offices in Pennsylvania.

The Company applied for and has received a private letter ruling from the Internal Revenue Service confirming that the distribution of the shares of First Bank to Company shareholders will be tax-free to the Company and its shareholders. Subject to all necessary regulatory filings and approvals, satisfaction of customary closing conditions and approval by the Company's Board of Directors, the proposed spin-off is expected to be completed during the first quarter of 2005. Current Company shareholders will not be required to take any action in connection with this transaction. The Company has engaged Sandler O'Neill & Partners, L.P. to advise it on the proposed spin-off.

"It is usually difficult to realize the full value of disparate lines of business when companies are combined in the same corporate structure and represented by the same common stock. Once separated, each of the common stocks of First Bank of Delaware and Republic First Bank can be valued by reference to the profitability, growth and risks of their respective businesses, and hopefully, will allow each company to grow beyond the point which they would have reached as one company," said Madonna.

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Some   of  the   information   presented   in  this   announcement   constitutes
forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company's judgment regarding future events, and are based on currently available information. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of known and unknown uncertainties, many of which the Company is not aware. Factors which could cause actual results to differ from expectations include, among others, (1) whether the spin-off will be consummated; (2) competitive pressures among depository institutions increase significantly; (3) prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions are less favorable than expected; (5) legislative or regulatory changes adversely affect the businesses in which the Company is engaged; or (6) changes in the securities markets. For additional information concerning these and other important factors that may cause the Company's actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.